May 2007	Pricing Sheet dated May 15, 2007 relating to Amendment No. 1 to Preliminary Pricing Supplement No. 279 dated May 7, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

Structured Investments Opportunities in Commodities
West Texas Intermediate Light Sweet Crude Oil Range Securities due May 30, 2008
P R I C I N G T E R M S – M AY 1 5 , 2 0 0 7
Issuer:		Morgan Stanley
Aggregate principal amount:		$10,750,000
Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security
Pricing date:		May 15, 2007
Original issue date:		May 22, 2007 (5 business days after the pricing date)
Maturity date:		May 30, 2008
Valuation date:		May 23, 2008
Payment at maturity:		The supplement payment plus the settlement price payment, if any
Supplemental payment:		$137.50
Settlement price payment:		$1,000 less the settlement price loss, if any
Settlement price loss:

The settlement price loss will equal:
(i) if neither an upper limit event nor a lower limit event have occurred, $0,
(ii) if only an upper limit event has occurred,
$1,000  x (settlement price return – 1), subject to a minimum settlement price loss of $0,
(iii) if only a lower limit event has occurred,
$1,000  x (1 - settlement price return), subject to a minimum settlement price loss of $0, or
(iv) if both an upper limit event and a lower limit event have occurred, the greater of the settlement price losses calculated under clauses (ii) and (iii).

Upper limit event:		An upper limit event will occur if the settlement price on any day during the observation period is equal to or above the upper limit.
Lower limit event:		A lower limit event will occur if the settlement price on any day during the observation period is equal to or below the lower limit.
Lower limit:		$40
Upper limit:		$85
Observation period:		The period commencing on the trading day after the pricing date to and including the valuation date
Settlement price:		The official settlement price of the near-month West Texas Intermediate light sweet crude oil futures contract as reported on the New York Mercantile Exchange.
Settlement price return:		Final settlement price/initial settlement price
Initial settlement price:		$63.17
Final settlement price:		The settlement price on the valuation date, subject to adjustment for market disruption events
CUSIP:		61747YBG9
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per note	$1,000	$7.50	$992.50
	Total	$10,750,000	$80,625	$10,669,375
(1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.
The securities are not sponsored, endorsed, sold or promoted by NYMEX. NYMEX makes no representation or warranty, express or implied, to the purchasers of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the commodity futures settlement prices to track general commodity market performance.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE FOLLOWING HYPERLINKS.
Amendment No. 1 to Preliminary Pricing Supplement No. 279 dated May 7, 2007 Prospectus Supplement dated January 25, 2006 Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.